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                                                                   Exhibit 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 of our report dated March 20, 2000, relating to the financial statements and selected per-unit data and ratios of the Aggressive Equity Fund, Balanced Fund, Growth Equity Fund, Index Equity Fund, Intermediate Bond Fund, International Equity Fund, Stable Asset Return Fund, Value Equity Fund, Conservative Structured Portfolio Service, Moderate Structured Portfolio Service and Aggressive Structured Portfolio Service, each a fund or portfolio of the American Bar Association Members/State Street Collective Trust, which appear in such Prospectus. We also consent to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

PricewaterhouseCoopers LLP
Boston, Massachusetts

March 20, 2000